UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 16, 2011

Core Health Care Network, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53714	26-3452407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 S. Virginia Street – 8th Floor, Reno, NV 89501
 (Address of principal executive offices) (Zip Code)

877-862-0061
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Core Health Care Network, Inc., a Nevada corporation, in connection with the items described below.

ITEM 1.02.  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On January 10, 2011, Core Health Care Network, Inc. (“CORE”) and Med-Tech, Inc. (“Med-Tech”) (collectively, “the Parties”) entered into the Stock Purchase Agreement (the “Agreement”) where Core acquired 100% of the stock of Med-Tech. The transaction closed on February 12, 2011. On April 29, 2011, the same parties entered into a Rescission Agreement in the which they agreed to rescind, annul and abrogate the Agreement and make it void from its inception. A copy of the Agreement is filed as an exhibit to this filing.

All Shares exchanged as consideration for the transaction have been returned to each Company. No money was exchanged. Core and Med-Tech makes no claim to any of the shares of returned.

The Parties mutually agreed that the premises upon which the Agreement was closed were incorrect, that there was a bad faith dealing on the part of Med-Tech. Med-Tech was unable to provide auditable financial statements and misrepresented various representations and warranties in the Stock Purchase Agreement. Also during Core’s internal audit process Core found in the public records for the State of Oklahoma a Petition for Permanent Injunction and or other Equitable Relief filed on February 24, against Med-Tech and its officer, Robert Dale Rochell. Therefore as a result of this finding and the other bad faith dealings the Board of Directors and Officers of Core initiated action to rescind the Agreement. There were no penalties to any of the Parties as a result of this Agreement.

The summary is qualified in its entirety by reference to the full text of the Agreement attached as Exhibit 10.2 to this report which is incorporated herein by this reference.

ITEM 5.06   CHANGE IN SHELL COMPANY STATUS

The effect of the entry by the Company into the Rescission Agreement described above was to restore the Company to an entity with no operating activities effective as of the Effective Date.  The Company never actually ceased to be a shell company, and remains a shell company following the Effective Date of the Rescission Agreement.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

10.2	Rescission Agreement dated April 29, 2011 of Stock Purchase Agreement to acquire Med-Tech Corporation dated January 10, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Health Care Network, Inc., a Nevada corporation

Dated: May 3, 2011	By:	/s/ Lewis C. Warren
Lewis C. Warren, Chief Executive Officer

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